Investor Relations Contact: Jeremy Lucas 404.239.8626 / jeremy.lucas@statebt.com

State Bank Financial Corporation Reports First Quarter 2016 Financial Results

▪	First quarter 2016 net income of $10.8 million, or $.29 per diluted share

▪	$104 million of loan growth

▪	Solid growth in noninterest income continues

▪	Announced transaction with NBG Bancorp, Inc. subsequent to quarter-end

ATLANTA, GA, April 28, 2016 - State Bank Financial Corporation (NASDAQ: STBZ) today announced unaudited financial results for the quarter ended March 31, 2016. Net income for the first quarter of 2016 was $10.8 million, compared to $9.2 million in the first quarter of 2015 and $12.1 million in the fourth quarter of 2015. Fully diluted earnings per share were $.29 in the first quarter of 2016 compared to $.26 in the first quarter of 2015 and $.33 in the fourth quarter of 2015. Higher noninterest income and lower expenses offset lower net interest income, which declined primarily due to lower accretion income in the quarter.

On April 5, 2016, State Bank Financial announced the signing of a definitive agreement to acquire NBG Bancorp, Inc. and its wholly-owned subsidiary, The National Bank of Georgia, in a cash and stock transaction with a purchase price of approximately $68 million, or $45.45 per share. At March 31, 2016, The National Bank of Georgia had assets of approximately $407 million, loans of approximately $330 million, deposits of approximately $314 million, a branch and mortgage office in Athens, and a branch office in Gainesville, Georgia. The completion of the transaction is subject to receipt of regulatory approvals and satisfaction of other customary closing conditions, including approval of NBG Bancorp shareholders.

Additionally, on April 20, 2016, State Bank announced the addition of an SBA lending team, which will expand its government guaranteed lending program with a focus on providing greater geographic and industry diversification.

Joe Evans, Chairman and CEO of State Bank Financial, commented, "We are off to a great start in 2016. Our announced acquisition of The National Bank of Georgia and expansion of our SBA lending team, combined with solid operating fundamentals and impressive organic loan growth, reflect continued positive momentum on all of our strategic priorities."

Operating Highlights

Net interest income of $36.6 million in the first quarter of 2016 decreased from $40.6 million in the fourth quarter of 2015 and $39.1 million in the first quarter of 2015 primarily due to lower accretion income on loans. Interest income on loans and invested funds, excluding purchased credit impaired loans, for the first quarter of 2016 was $29.0 million, a $618,000 increase from the prior quarter and a $4.0 million increase from the first quarter of 2015. Accretion income on loans was $9.7 million in the first quarter of 2016, down from $14.2 million in the fourth quarter of 2015 and $16.1 million in the first quarter of 2015. Accretion income in the fourth quarter of 2015 and first quarter of 2015 included $4.1 million and $2.6 million, respectively, in gains from loan pool closings. Comparatively, there were no loan pool closings during the first quarter of 2016. As of March 31, 2016, approximately $86 million of accretable discount remains to be recognized as loan accretion income.

Tom Wiley, Vice Chairman and President, commented, "Financial results for the first quarter highlight tangible progress on all fronts.  Fee income benefited from record performance in our payroll division, as well as solid quarters from our mortgage and SBA businesses.  Loan growth approached $100 million while maintaining excellent credit metrics.  We also demonstrated disciplined management of noninterest expenses, which on a linked-quarter basis were down nearly $2 million excluding OREO-related expenses.  Looking forward, The National Bank of Georgia transaction and the hiring of a well-known and seasoned SBA lending team are aligned with our strategic priorities, and we believe both will meaningfully contribute to our future results."

Noninterest income, excluding amortization of the FDIC receivable, was $9.4 million in the first quarter of 2016, up from $8.1 million in the fourth quarter of 2015, but down from $10.3 million in the first quarter of 2015, which benefited from $2.0 million in prepayment fees. Excluding prepayment fees, noninterest income increased compared to the previous quarter and previous year periods due to higher mortgage banking and SBA income as a result of increased production volumes, as well as higher payroll fee income.

Total noninterest expense for the first quarter of 2016 was $28.9 million, a $664,000 decrease from the fourth quarter of 2015 and a $1.2 million decrease from the first quarter of 2015. The linked-quarter decrease was due primarily to lower salary and employee benefit costs, which declined $1.2 million from the previous quarter. Operating expense, excluding loan collection and OREO costs, declined $1.8 million from the previous quarter and $767,000 from the first quarter of 2015.

Financial Condition

Total assets at March 31, 2016 were $3.53 billion, up from $3.47 billion at December 31, 2015. Period-end organic and purchased non-credit impaired loans increased to $2.1 billion at March 31, 2016, a net increase of $104.1 million from the fourth quarter of 2015. Purchased credit impaired loans decreased to $139.8 million at the end of the first quarter of 2016, a $5.8 million linked-quarter decline. Total loans were $2.3 billion at March 31, 2016, up $98.3 million from the fourth quarter of 2015. During the first quarter of 2016, certain investment securities were reclassified from available-for-sale to held-to-maturity in order to minimize the impact of future interest rate changes on accumulated other comprehensive income/loss. This reclassification will remain in effect until the investments are called or mature.

Total deposits at March 31, 2016 were $2.91 billion, up from $2.86 billion at the end of the fourth quarter of 2015. Period-end transaction accounts, comprised of noninterest-bearing demand deposits and interest-bearing transaction accounts, increased $16.2 million from the fourth quarter of 2015, as $65.3 million in growth in noninterest-bearing demand deposits was partially offset by a $49.1 million decline in interest-bearing transaction accounts. Noninterest-bearing demand deposits represented 30.7% of total deposits as of March 31, 2016. Average noninterest-bearing demand deposits increased $35.8 million from the fourth quarter of 2015, the 16th consecutive quarterly increase.

Tangible book value per share was $13.49 at the end of the first quarter of 2016. State Bank Financial Corporation continues to be well capitalized, ending the quarter with a leverage ratio of 14.59% and a Tier I risk-based capital ratio of 17.09%.

Detailed Results

Supplemental tables displaying financial results for the first quarter of 2016 and the previous four quarters are included with this press release.

Non-GAAP Financial Measures

This press release contains certain performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For more information on these non-GAAP financial measures, please refer to 1Q16 Financial Supplement: Table 7, Condensed Operating Results to GAAP Earnings Reconciliation.

Conference Call

Chief Executive Officer Joe Evans, President Tom Wiley, Chief Financial Officer Sheila Ray, and Chief Credit Officer David Black will discuss financial and business results for the quarter on a conference call today at 11:00 a.m. ET.

Dial in number: 1.800.698.4476

Please allow time to register your name and affiliation/company prior to the start of the call. A replay of the conference call will be available shortly after the call's completion in the Investors section on the company's website at www.statebt.com. A slide presentation for today's call is also available in the Investors section on the company's website.

About State Bank Financial Corporation

State Bank Financial Corporation (NASDAQ: STBZ), with approximately $3.5 billion in assets as of March 31, 2016, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates 26 banking offices in Metro Atlanta, Middle Georgia and Augusta, Georgia, and seven mortgage origination offices.

To learn more about State Bank, visit www.statebt.com

Cautionary Note Regarding Forward-Looking Statements

Certain statements on our conference call may be "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “plan,” “seek,” “believe,” “expect,” “strategy,” “future,” “likely,” “project,” “may,” “should,” “will” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding our belief that we can maintain continued positive momentum on our strategic priorities, statements about expanding the SBA lending team and its ability to meaningfully contribute to future results, and statements regarding the merger with NBG Bancorp, Inc. Such forward-looking statements are subject to risks, uncertainties, and other factors, such as our failure to integrate the new SBA lending team into our current SBA business as expected and their inability to transition their current clients to our platform, a downturn in the economy, the inability to obtain the requisite regulatory and shareholder approvals for the proposed transaction with NBG Bancorp and meet other closing terms and conditions, the reaction to the transaction of each bank’s customers, employees and counterparties, or difficulties related to the transition of services, volatile credit and financial markets both domestic and foreign, potential deterioration in real estate values, regulatory changes and excessive loan losses, as well as additional risks and uncertainties contained in the “Risk Factors” and forward-looking statements disclosure contained in State Bank Financial’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, any or all of which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information About the Merger and Where to Find It

In connection with the proposed merger transaction, State Bank Financial will file a registration statement on Form S-4 with the SEC to register State Bank Financial’s shares that will be issued to NBG Bancorp, Inc.’s shareholders in connection with the transaction. The registration statement will include a proxy statement of NBG Bancorp, Inc. and a prospectus of State Bank Financial, as well as other relevant documents concerning the proposed transaction. The registration statement and the proxy statement/prospectus to be filed with the SEC related to the proposed transaction will contain important information about State Bank Financial, NBG Bancorp, Inc. and the proposed transaction and related matters. WE URGE SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT AND PROXY/PROSPECTUS WHEN IT BECOMES AVAILABLE (AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE TRANSACTION OR INCORPORATED BY REFERENCE INTO THE REGISTRATION STATEMENT AND PROXY/PROSPECTUS) BECAUSE THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Security holders may obtain free copies of these documents and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Security holders may also obtain free copies of the documents filed with the SEC by State Bank Financial at its website at https://www.statebt.com (which website is not incorporated herein by reference) or by contacting Jeremy Lucas by telephone at 404.239.8626.

State Bank Financial and their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of NBG Bancorp, Inc. in connection with the proposed merger. Information regarding these persons who may, under the rules of the SEC, be considered participants in the solicitation of shareholders in connection with the proposed merger will be provided in the proxy statement/prospectus described above when it is filed with the SEC. Additional information regarding State Bank Financial’s directors and executive officers is included in State Bank Financial’s definitive proxy statement for 2016, which was filed with the SEC on April 15, 2016. You can obtain free copies of this document from State Bank Financial using the contact information above.

State Bank Financial Corporation
1Q16 Financial Supplement: Table 1
Condensed Consolidated Financial Summary Results
Quarterly (Unaudited)
						1Q16 change vs
(Dollars in thousands, except per share amounts; taxable equivalent)	1Q16	4Q15	3Q15	2Q15	1Q15	4Q15	1Q15

Income Statement Highlights
Interest income on loans	$24,507	$24,392	$24,397	$23,174	$21,498	$115	$3,009
Accretion income on loans	9,743	14,240	11,156	8,365	16,069	(4,497)	(6,326)
Interest income on invested funds	4,675	4,142	4,054	4,037	3,629	533	1,046
Total interest income (1)	38,925	42,774	39,607	35,576	41,196	(3,849)	(2,271)
Interest expense	2,113	1,994	1,977	1,972	1,979	119	134
Net interest income (1)	36,812	40,780	37,630	33,604	39,217	(3,968)	(2,405)
Provision for loan and lease losses	(134)	494	(265)	64	3,193	(628)	(3,327)
Adjusted amortization of FDIC receivable for loss share agreements (1) (3)	—	—	—	(492)	(1,448)	—	1,448
Other noninterest income (4)	9,391	8,128	8,894	9,319	10,250	1,263	(859)
Total operating noninterest income (1) (3)	9,391	8,128	8,894	8,827	8,802	1,263	589
Operating noninterest expense (1) (5)	28,898	29,562	28,687	30,038	29,585	(664)	(687)
Operating income before taxes (1) (3)(5)	17,439	18,852	18,102	12,329	15,241	(1,413)	2,198
Operating income tax expense (1) (6)	6,601	6,731	6,696	4,620	5,729	(130)	872
Operating income (1) (7)	10,838	12,121	11,406	7,709	9,512	(1,283)	1,326
Loss share termination, net of tax benefit	—	—	—	(8,921)	—	—	—
Severance costs, net of tax benefit	—	—	(1,847)	(272)	(224)	—	224
Merger-related expenses, net of tax benefit	—	—	(440)	(537)	(84)	—	84
Net income (loss) available to common shareholders	$10,838	$12,121	$9,119	$(2,021)	$9,204	$(1,283)	$1,634

Common Share Data
Basic net income (loss) per share	$.29	$.33	$.26	$(.06)	$.27	$(.04)	$.02
Diluted net income (loss) per share	.29	.33	.25	(.06)	.26	(.04)	.03
Basic operating income per share (1)	.29	.33	.32	.22	.28	(.04)	.01
Diluted operating income per share (1)	.29	.33	.31	.21	.27	(.04)	.02
Cash dividends declared per share	.14	.14	.07	.06	.05	—	.09
Book value per share	14.73	14.47	14.88	14.62	14.81	.26	(.08)
Tangible book value per share (1)	13.49	13.22	13.78	13.51	13.70	.27	(.21)
Market price per share (quarter end)	19.76	21.03	20.68	21.70	21.00	(1.27)	(1.24)

Common Shares Outstanding
Common stock	37,052,008	37,077,848	35,753,855	35,763,791	35,738,850	(25,840)	1,313,158
Weighted average shares outstanding:
Basic	36,092,269	35,208,607	34,687,354	34,654,689	33,593,687	883,662	2,498,582
Diluted (8)	36,187,662	36,140,474	36,003,068	34,654,689	34,862,324	47,188	1,325,338

Average Balance Sheet Highlights
Loans	$2,250,518	$2,203,993	$2,136,746	$2,099,798	$1,986,008	$46,525	$264,510
Assets	3,476,646	3,455,342	3,344,023	3,316,424	3,323,713	21,304	152,933
Deposits	2,854,514	2,842,788	2,766,314	2,746,818	2,716,084	11,726	138,430
Liabilities	79,688	77,852	48,211	44,347	82,361	1,836	(2,673)
Equity	542,444	534,702	529,498	525,259	525,268	7,742	17,176
Tangible common equity	496,287	491,346	489,757	485,337	485,087	4,941	11,200

State Bank Financial Corporation
1Q16 Financial Supplement: Table 1 (continued)
Condensed Consolidated Financial Summary Results
Quarterly (Unaudited)
						1Q16 change vs
(Dollars in thousands, except per share amounts; taxable equivalent)	1Q16	4Q15	3Q15	2Q15	1Q15	4Q15	1Q15

Key Metrics (2)
Operating return on average assets (1) (7)	1.25%	1.39%	1.35%	.93%	1.16%	(.14)%	.09%
Operating return on average equity (1) (7)	8.04	8.99	8.55	5.89	7.34	(.95)	.70
Return on average assets	1.25	1.39	1.08	(.24)	1.12	(.14)	.13
Return on average equity	8.04	8.99	6.83	(1.54)	7.11	(.95)	.93
Yield on earning assets	4.79	5.23	4.98	4.58	5.37	(.44)	(.58)
Cost of funds	.29	.28	.28	.29	.29	.01	—
Rate on interest-bearing liabilities	.42	.39	.40	.39	.38	.03	.04
Net interest margin	4.53	4.99	4.73	4.33	5.11	(.46)	(.58)
Net interest margin excluding accretion income (9)	3.48	3.40	3.52	3.45	3.22	.08	.26
Average tangible equity to average tangible assets (1)	14.47	14.40	14.82	14.81	14.77	.07	(.30)
Leverage ratio (10)	14.59	14.48	14.93	14.92	15.00	.11	(.41)
Tier I risk-based capital ratio (10)	17.09	17.71	18.20	19.12	19.51	(.62)	(2.42)
Total risk-based capital ratio (10)	18.13	18.75	19.28	20.28	20.70	(.62)	(2.57)
Operating efficiency ratio (1) (3) (5)	62.55	60.44	61.66	70.79	61.61	2.11	.94
Average loans to average deposits	78.84	77.53	77.24	76.44	73.12	1.31	5.72
Noninterest-bearing deposits to total deposits	30.68	28.87	29.45	27.85	24.91	1.81	5.77

(1)     Non-GAAP financial measure. See Condensed Operating Results to GAAP Earnings Reconciliation (Table 7) for further information.
(2)     Income statement ratios and yield/rate information are annualized for the applicable period.

(3)	Excludes the one-time loss share expense termination charge of $14.5 million in the second quarter of 2015.

(4)	Includes all line items of noninterest income other than amortization of FDIC receivable for loss share agreements.
(5)     Excludes severance costs and merger-related expenses.

(6)	Adjusted for income tax effect of taxable equivalent adjustments on interest income, the one-time loss share expense termination charge, severance costs and merger-related expenses.
(7)     Excludes the one-time loss share expense termination charge, severance costs and merger-related expenses, net of the income tax benefit.
(8)     Since the Company had a net loss for the three month period ended June 30, 2015, all potential common shares were excluded from the calculation of diluted earnings per share as they would have had an anti-dilutive effect for the period.
(9)    Excludes accretion income on loans and average purchased credit impaired loans.
(10)     Current period capital ratios are estimated as of the date of this earnings release.

State Bank Financial Corporation
1Q16 Financial Supplement: Table 2
Condensed Consolidated Balance Sheets
Quarterly (Unaudited)
						1Q16 change vs
(Dollars in thousands)	1Q16	4Q15	3Q15	2Q15	1Q15	4Q15	1Q15

Assets
Cash and amounts due from depository institutions	$14,398	$12,175	$15,734	$21,903	$20,426	$2,223	$(6,028)
Interest-bearing deposits in other financial institutions	102,355	163,187	153,937	179,831	285,971	(60,832)	(183,616)
Cash and cash equivalents	116,753	175,362	169,671	201,734	306,397	(58,609)	(189,644)
Investment securities available-for-sale	849,576	887,705	831,548	815,277	819,609	(38,129)	29,967
Investment securities held-to-maturity	60,591	—	—	—	—	60,591	60,591
Loans	2,258,533	2,160,217	2,139,691	2,042,186	2,000,189	98,316	258,344
Allowance for loan and lease losses	(30,345)	(29,075)	(28,930)	(29,569)	(29,982)	(1,270)	(363)
Loans, net	2,228,188	2,131,142	2,110,761	2,012,617	1,970,207	97,046	257,981
Loans held-for-sale	55,219	54,933	59,563	64,047	45,211	286	10,008
Other real estate owned	11,590	10,530	11,363	15,055	16,848	1,060	(5,258)
Premises and equipment, net	42,802	42,980	43,982	45,608	46,370	(178)	(3,568)
Goodwill	36,357	36,357	31,049	31,049	30,510	—	5,847
Other intangibles, net	9,556	10,101	8,486	8,922	9,045	(545)	511
SBA servicing rights	2,882	2,626	2,463	2,185	1,902	256	980
FDIC receivable for loss share agreements	—	—	—	—	17,098	—	(17,098)
Bank-owned life insurance	59,281	58,819	58,347	57,810	57,348	462	1,933
Other assets	60,176	59,512	61,440	46,004	31,363	664	28,813
Total assets	$3,532,971	$3,470,067	$3,388,673	$3,300,308	$3,351,908	$62,904	$181,063
Liabilities and Shareholders’ Equity
Noninterest-bearing deposits	$891,511	$826,216	$823,146	$762,100	$691,938	$65,295	$199,573
Interest-bearing deposits	2,014,087	2,035,746	1,972,042	1,974,185	2,085,997	(21,659)	(71,910)
Total deposits	2,905,598	2,861,962	2,795,188	2,736,285	2,777,935	43,636	127,663
Securities sold under agreements to repurchase	33,503	32,179	4,872	11,747	8,250	1,324	25,253
Notes payable	1,808	1,812	2,761	2,765	2,769	(4)	(961)
Other liabilities	46,207	37,624	53,691	26,527	33,708	8,583	12,499
Total liabilities	2,987,116	2,933,577	2,856,512	2,777,324	2,822,662	53,539	164,454
Total shareholders’ equity	545,855	536,490	532,161	522,984	529,246	9,365	16,609
Total liabilities and shareholders’ equity	$3,532,971	$3,470,067	$3,388,673	$3,300,308	$3,351,908	$62,904	$181,063

Capital Ratios (1)
Average equity to average assets	15.60%	15.47%	15.83%	15.84%	15.80%	.13%	(.20)%
Leverage ratio	14.59	14.48	14.93	14.92	15.00	.11	(.41)
CET1 risk-based capital ratio	17.09	17.71	18.20	19.12	19.51	(.62)	(2.42)
Tier I risk-based capital ratio	17.09	17.71	18.20	19.12	19.51	(.62)	(2.42)
Total risk-based capital ratio	18.13	18.75	19.28	20.28	20.70	(.62)	(2.57)

(1) Current period capital ratios are estimated as of the date of this earning release.

State Bank Financial Corporation
1Q16 Financial Supplement: Table 3
Condensed Consolidated Income Statements
Quarterly (Unaudited)
						1Q16 change vs
(Dollars in thousands, except per share amounts)	1Q16	4Q15	3Q15	2Q15	1Q15	4Q15	1Q15

Net Interest Income:
Interest income on loans	$24,342	$24,258	$24,218	$23,070	$21,400	$84	$2,942
Accretion income on loans	9,743	14,240	11,156	8,365	16,069	(4,497)	(6,326)
Interest income on invested funds	4,673	4,139	4,050	4,032	3,602	534	1,071
Interest expense	2,113	1,994	1,977	1,972	1,979	119	134
Net interest income	36,645	40,643	37,447	33,495	39,092	(3,998)	(2,447)
Provision for loan and lease losses	(134)	494	(265)	64	3,193	(628)	(3,327)
Net interest income after provision for loan and lease losses	36,779	40,149	37,712	33,431	35,899	(3,370)	880
Noninterest Income:
Amortization of FDIC receivable for loss share agreements	—	—	—	(15,040)	(1,448)	—	1,448
Service charges on deposits	1,386	1,495	1,491	1,501	1,489	(109)	(103)
Mortgage banking income	3,041	2,011	3,079	3,480	2,680	1,030	361
Payroll fee income	1,327	1,165	1,004	956	1,158	162	169
SBA income	1,502	1,316	1,720	1,380	1,123	186	379
ATM income	745	741	742	773	725	4	20
Bank-owned life insurance income	462	472	537	462	455	(10)	7
Gain (loss) on sale of investment securities	13	16	17	(59)	380	(3)	(367)
Other	915	912	304	826	2,240	3	(1,325)
Total noninterest income	9,391	8,128	8,894	(5,721)	8,802	1,263	589
Noninterest Expense:
Salaries and employee benefits	18,760	19,914	23,293	20,506	19,582	(1,154)	(822)
Occupancy and equipment	3,101	2,995	3,113	3,219	3,105	106	(4)
Data processing	2,075	2,378	2,097	2,435	2,280	(303)	(205)
Legal and professional fees	991	1,159	1,144	1,284	1,484	(168)	(493)
Merger-related expenses	—	—	717	876	137	—	(137)
Marketing	502	792	491	599	436	(290)	66
Federal deposit insurance premiums and other regulatory fees	562	518	621	455	506	44	56
Loan collection and OREO costs	485	(690)	(1,198)	(114)	405	1,175	80
Amortization of intangibles	545	509	436	442	417	36	128
Other	1,877	1,987	1,702	1,655	1,735	(110)	142
Total noninterest expense	28,898	29,562	32,416	31,357	30,087	(664)	(1,189)
Income (Loss) Before Income Taxes	17,272	18,715	14,190	(3,647)	14,614	(1,443)	2,658
Income tax expense (benefit)	6,434	6,594	5,071	(1,626)	5,410	(160)	1,024
Net Income (Loss)	$10,838	$12,121	$9,119	$(2,021)	$9,204	$(1,283)	$1,634

Net Income (Loss) Per Share
Basic	$.29	$.33	$.26	$(.06)	$.27	$(.04)	$.02
Diluted	.29	.33	.25	(.06)	.26	(.04)	.03
Weighted Average Shares Outstanding
Basic	36,092,269	35,208,607	34,687,354	34,654,689	33,593,687	883,662	2,498,582
Diluted	36,187,662	36,140,474	36,003,068	34,654,689	34,862,324	47,188	1,325,338

State Bank Financial Corporation
1Q16 Financial Supplement: Table 4
Condensed Consolidated Composition of Loans and Deposits at Period Ends
Quarterly (Unaudited)
						1Q16 change vs
(Dollars in thousands)	1Q16	4Q15	3Q15	2Q15	1Q15	4Q15	1Q15

Composition of Loans
Organic loans (1):
Construction, land & land development	$452,654	$482,087	$412,788	$399,982	$388,148	$(29,433)	$64,506
Other commercial real estate	719,340	661,062	705,616	634,943	606,347	58,278	112,993
Total commercial real estate	1,171,994	1,143,149	1,118,404	1,034,925	994,495	28,845	177,499
Residential real estate	140,493	140,613	127,823	118,612	107,554	(120)	32,939
Owner-occupied real estate	222,347	219,636	212,171	205,805	191,557	2,711	30,790
Commercial, financial & agricultural	249,192	181,513	165,305	126,157	108,929	67,679	140,263
Leases	93,490	71,539	54,814	26,709	21,491	21,951	71,999
Consumer	17,824	17,882	16,432	12,078	9,442	(58)	8,382
Total organic loans	1,895,340	1,774,332	1,694,949	1,524,286	1,433,468	121,008	461,872
Purchased non-credit impaired loans(2):
Construction, land & land development	13,959	18,598	37,326	61,089	67,129	(4,639)	(53,170)
Other commercial real estate	70,444	74,506	79,878	91,212	94,917	(4,062)	(24,473)
Total commercial real estate	84,403	93,104	117,204	152,301	162,046	(8,701)	(77,643)
Residential real estate	65,948	69,053	75,987	82,668	88,871	(3,105)	(22,923)
Owner-occupied real estate	57,519	61,313	69,619	73,409	77,946	(3,794)	(20,427)
Commercial, financial & agricultural	13,315	14,216	19,529	28,656	42,494	(901)	(29,179)
Consumer	2,213	2,624	3,080	3,505	4,517	(411)	(2,304)
Total purchased non-credit impaired loans	223,398	240,310	285,419	340,539	375,874	(16,912)	(152,476)
Purchased credit impaired loans (3):
Construction, land & land development	13,245	14,252	16,473	20,002	18,791	(1,007)	(5,546)
Other commercial real estate	40,119	40,742	42,637	48,187	54,211	(623)	(14,092)
Total commercial real estate	53,364	54,994	59,110	68,189	73,002	(1,630)	(19,638)
Residential real estate	60,579	64,011	67,218	70,537	74,876	(3,432)	(14,297)
Owner-occupied real estate	24,834	25,364	30,655	35,036	39,210	(530)	(14,376)
Commercial, financial & agricultural	871	1,050	2,132	3,234	3,427	(179)	(2,556)
Consumer	147	156	208	365	332	(9)	(185)
Total purchased credit impaired loans	139,795	145,575	159,323	177,361	190,847	(5,780)	(51,052)
Total loans	$2,258,533	$2,160,217	$2,139,691	$2,042,186	$2,000,189	$98,316	$258,344
Composition of Deposits
Noninterest-bearing demand deposits	$891,511	$826,216	$823,146	$762,100	$691,938	$65,295	$199,573
Interest-bearing transaction accounts	539,322	588,391	499,434	497,715	562,378	(49,069)	(23,056)
Savings and money market deposits	1,017,930	1,074,190	1,059,770	1,038,292	1,052,677	(56,260)	(34,747)
Time deposits less than $250,000	348,304	279,449	289,815	301,431	319,118	68,855	29,186
Time deposits $250,000 or greater	64,494	41,439	56,750	59,105	58,076	23,055	6,418
Brokered and wholesale time deposits	44,037	52,277	66,273	77,642	93,748	(8,240)	(49,711)
Total deposits	$2,905,598	$2,861,962	$2,795,188	$2,736,285	$2,777,935	$43,636	$127,663

(1) Loans originated by State Bank and Trust Company.
(2) Consists of loans purchased through the Bank of Atlanta and First Bank of Georgia acquisitions.
(3) Acquired loans, which at acquisition, management determined it was probable that we would be unable to collect all contractual principal and interest payments due, including all loans acquired from the FDIC.

State Bank Financial Corporation
1Q16 Financial Supplement: Table 5
Condensed Consolidated Asset Quality Data
Quarterly (Unaudited)
						1Q16 change vs
(Dollars in thousands)	1Q16	4Q15	3Q15	2Q15	1Q15	4Q15	1Q15

Allowance for loan and lease losses on organic loans
Beginning Balance	$21,224	$20,176	$19,594	$19,424	$18,392	$1,048	$2,832
Charge-offs	(240)	(110)	(63)	(64)	(76)	(130)	(164)
Recoveries	96	207	31	12	38	(111)	58
Net (charge-offs) recoveries	(144)	97	(32)	(52)	(38)	(241)	(106)
Provision for loan and lease losses	1,546	951	614	222	1,070	595	476
Ending Balance	$22,626	$21,224	$20,176	$19,594	$19,424	$1,402	$3,202

Allowance for loan and lease losses on purchased non-credit impaired loans
Beginning Balance	$53	$—	$—	$—	$—	$53	$53
Charge-offs	(63)	—	—	(46)	(2)	(63)	(61)
Recoveries	33	1	6	—	—	32	33
Net (charge-offs) recoveries	(30)	1	6	(46)	(2)	(31)	(28)
Provision for loan and lease losses	143	52	(6)	46	2	91	141
Ending Balance	$166	$53	$—	$—	$—	$113	$166

Allowance for loan and lease losses on purchased credit impaired loans
Beginning Balance	$7,798	$8,754	$9,975	$10,558	$10,246	$(956)	$(2,448)
Charge-offs	(1,516)	(3,467)	(3,282)	(2,155)	(3,229)	1,951	1,713
Recoveries	3,094	3,020	2,934	1,227	924	74	2,170
Net (charge-offs) recoveries	1,578	(447)	(348)	(928)	(2,305)	2,025	3,883
Provision for loan and lease losses (1)	(1,823)	(509)	(873)	345	2,617	(1,314)	(4,440)
Ending Balance	$7,553	$7,798	$8,754	$9,975	$10,558	$(245)	$(3,005)

Nonperforming organic assets
Nonaccrual loans	$9,416	$5,096	$5,117	$4,971	$4,802	$4,320	$4,614
Total nonperforming organic loans	9,416	5,096	5,117	4,971	4,802	4,320	4,614
Other real estate owned	33	33	500	160	—	—	33
Total nonperforming organic assets	$9,449	$5,129	$5,617	$5,131	$4,802	$4,320	$4,647

Nonperforming purchased non-credit impaired assets
Nonaccrual loans	$1,705	$1,280	$1,639	$232	$163	$425	$1,542
Accruing TDRs	923	577	—	—	—	346	923
Total nonperforming PNCI loans	2,628	1,857	1,639	232	163	771	2,465
Other real estate owned	22	—	—	—	—	22	22
Total nonperforming PNCI assets	$2,650	$1,857	$1,639	$232	$163	$793	$2,487

Ratios for organic assets
Annualized QTD charge-offs (recoveries) on organic loans to average organic loans	.03%	(.02)%	.01%	.01%	.01%	.05%	.02%
Nonperforming organic loans to organic loans	.50	.29	.30	.33	.33	.21	.17
Nonperforming organic assets to organic loans + OREO	.50	.29	.33	.34	.33	.21	.17
Past due organic loans to organic loans	.47	.10	.08	.08	.11	.37	.36
Allowance for loan and lease losses on organic loans to organic loans	1.19	1.20	1.19	1.29	1.36	(.01)	(.17)

State Bank Financial Corporation
1Q16 Financial Supplement: Table 5
Condensed Consolidated Asset Quality Data
Quarterly (Unaudited)
						1Q16 change vs
(Dollars in thousands)	1Q16	4Q15	3Q15	2Q15	1Q15	4Q15	1Q15

Ratios for purchased non-credit impaired loans
Annualized QTD charge-offs (recoveries) on PNCI loans to average PNCI loans	.05%	—%	(.01)%	.04%	—%	.05%	.05%
Nonperforming PNCI loans to PNCI loans	1.18	.77	.57	.07	.04	.41	1.14
Nonperforming PNCI assets to PNCI loans + OREO	1.19	.77	.57	.07	.04	.42	1.15
Past due PNCI loans to PNCI loans	.30	.39	.64	.49	.36	(.09)	(.06)
Allowance for loan and lease losses on PNCI loans to PNCI loans	.07	.02	—	—	—	.05	.07

Ratios for purchased credit impaired loans (2)
Annualized QTD charge-offs (recoveries) on PCI loans to average PCI loans	(4.50)%	1.20%	.83%	2.07%	4.81%	(5.70)%	(9.31)%
Past due PCI loans to PCI loans	17.90	16.64	14.15	13.30	18.48	1.26	(.58)
Allowance for loan and lease losses on PCI loans to PCI loans	5.40	5.36	5.49	5.62	5.53	.04	(.13)

(1) Provision for loan and lease losses amount attributable to FDIC loss share agreements for purchased credit impaired loans was $0 for
1Q16, $0 for 4Q15, $0 for 3Q15, $(549,000) for 2Q15, and $(496,000) for 1Q15.
(2) For each period presented, a portion of the Company's purchased credit impaired loans were contractually past due; however, such delinquencies were included in the Company's performance expectations in determining the fair values of purchased credit impaired loans at each acquisition and at subsequent valuation dates. All purchased credit impaired loan cash flows and the timing of such cash flows continue to be estimable and probable of collection and thus accretion income continues to be recognized on these assets. As such, purchased credit impaired loans are not considered to be nonperforming assets.

State Bank Financial Corporation
1Q16 Financial Supplement: Table 6
Condensed Consolidated Average Balances and Yield Analysis
Quarterly (Unaudited)
						1Q16 change vs
(Dollars in thousands)	1Q16	4Q15	3Q15	2Q15	1Q15	4Q15	1Q15
Average Balances
Interest-bearing deposits in other financial institutions	$126,289	$188,966	$179,526	$191,653	$320,248	(62,677)	(193,959)
Investment securities	892,365	850,127	837,786	821,998	807,002	42,238	85,363
Loans, excluding purchased credit impaired (1)	2,109,449	2,055,933	1,969,651	1,920,219	1,791,537	53,516	317,912
Purchased credit impaired loans	141,069	148,060	167,095	179,579	194,471	(6,991)	(53,402)
Total earning assets	3,269,172	3,243,086	3,154,058	3,113,449	3,113,258	26,086	155,914
Total nonearning assets	207,474	212,256	189,965	202,975	210,455	(4,782)	(2,981)
Total assets	3,476,646	3,455,342	3,344,023	3,316,424	3,323,713	21,304	152,933
Interest-bearing transaction accounts	538,926	559,113	486,514	522,147	507,087	(20,187)	31,839
Savings & money market deposits	1,036,498	1,066,783	1,042,941	1,035,706	1,072,818	(30,285)	(36,320)
Time deposits less than $250,000	314,950	283,276	295,304	309,725	327,807	31,674	(12,857)
Time deposits $250,000 or greater	53,786	50,784	57,511	57,375	56,529	3,002	(2,743)
Brokered and wholesale time deposits	48,039	56,298	70,004	82,840	103,464	(8,259)	(55,425)
Other borrowings	33,635	26,106	15,507	11,667	27,742	7,529	5,893
Total interest-bearing liabilities	2,025,834	2,042,360	1,967,781	2,019,460	2,095,447	(16,526)	(69,613)
Noninterest-bearing deposits	862,315	826,534	814,040	739,025	648,379	35,781	213,936
Other liabilities	46,053	51,746	32,704	32,680	54,619	(5,693)	(8,566)
Shareholders’ equity	542,444	534,702	529,498	525,259	525,268	7,742	17,176
Total liabilities and shareholders' equity	3,476,646	3,455,342	3,344,023	3,316,424	3,323,713	21,304	152,933

Interest Margins (2)
Interest-bearing deposits in other financial institutions	.38%	.28%	.27%	.29%	.27%	.10%	.11%
Investment securities, tax-equivalent basis (3)	2.05	1.87	1.86	1.90	1.72	.18	.33
Loans, excluding purchased credit impaired, tax-equivalent basis (4)	4.67	4.71	4.91	4.84	4.87	(.04)	(.20)
Purchased credit impaired loans	27.78	38.16	26.49	18.68	33.51	(10.38)	(5.73)
Total earning assets	4.79%	5.23%	4.98%	4.58%	5.37%	(.44)%	(.58)%
Interest-bearing transaction accounts	.12	.13	.13	.14	.14	(.01)	(.02)
Savings & money market deposits	.50	.48	.47	.46	.45	.02	.05
Time deposits less than $250,000.51		.39	.38	.36	.34	.12	.17
Time deposits $250,000 or greater	.53	.33	.36	.36	.30	.20	.23
Brokered and wholesale time deposits	1.07	1.03	.97	.97	.94	.04	.13
Other borrowings	.65	.76	1.69	2.23	.98	(.11)	(.33)
Total interest-bearing liabilities	.42%	.39%	.40%	.39%	.38%	.03%	.04%
Net interest spread	4.37%	4.84%	4.58%	4.19%	4.99%	(.47)%	(.62)%
Net interest margin	4.53%	4.99%	4.73%	4.33%	5.11%	(.46)%	(.58)%
Net interest margin excluding accretion income	3.48%	3.40%	3.52%	3.45%	3.22%	.08%	.26%

(1) Includes average nonaccrual loans of $8.9 million for 1Q16, $6.5 million for 4Q15, $5.9 million for 3Q15, $4.9 million for 2Q15, and $5.1 million for 1Q15.
(2) Interest income or expense annualized for the applicable period.
(3) Reflects taxable equivalent adjustments using the federal statutory tax rate of 35% in adjusting interest on tax-exempt securities to a fully taxable basis. The taxable equivalent adjustments included above amount to $2,000 for 1Q16, $3,000 for 4Q15, $4,000 for 3Q15, $5,000 for 2Q15, and $27,000 for 1Q15.
(4) Reflects taxable equivalent adjustments using the federal statutory tax rate of 35% in adjusting tax-exempt loan interest income to a fully taxable basis. The taxable equivalent adjustments included above amount to $165,000 for 1Q16, $134,000 for 4Q15, $179,000 for 3Q15, $104,000 for 2Q15, and $98,000 for 1Q15.

State Bank Financial Corporation
1Q16 Financial Supplement: Table 7
Condensed Operating Results to GAAP Earnings Reconciliation (1)
Quarterly (Unaudited)

(dollars in thousands, except per share amounts; taxable equivalent)	1Q16	4Q15	3Q15	2Q15	1Q15

Interest income reconciliation
Interest income - taxable equivalent	$38,925	$42,774	$39,607	$35,576	$41,196
Taxable equivalent adjustment	(167)	(137)	(183)	(109)	(125)
Interest income (GAAP)	$38,758	$42,637	$39,424	$35,467	$41,071

Net interest income reconciliation
Net interest income - taxable equivalent	$36,812	$40,780	$37,630	$33,604	$39,217
Taxable equivalent adjustment	(167)	(137)	(183)	(109)	(125)
Net interest income (GAAP)	$36,645	$40,643	$37,447	$33,495	$39,092

Adjusted amortization of FDIC receivable for loss share agreements
Adjusted amortization of FDIC receivable for loss share agreements	$—	$—	$—	$(492)	$(1,448)
Loss share termination	—	—	—	(14,548)	—
Amortization of FDIC receivable for loss share agreements (GAAP)	$—	$—	$—	$(15,040)	$(1,448)

Operating noninterest income reconciliation
Operating noninterest income	$9,391	$8,128	$8,894	$8,827	$8,802
Loss share termination	—	—	—	(14,548)	—
Total noninterest income (GAAP)	$9,391	$8,128	$8,894	$(5,721)	$8,802

Operating noninterest expense reconciliation
Operating noninterest expense	$28,898	$29,562	$28,687	$30,038	$29,585
Merger-related expenses	—	—	717	876	137
Severance costs	—	—	3,012	443	365
Total noninterest expense (GAAP)	$28,898	$29,562	$32,416	$31,357	$30,087

Operating income before taxes reconciliation
Operating income before taxes	$17,439	$18,852	$18,102	$12,329	$15,241
Loss share termination	—	—	—	(14,548)	—
Merger-related expenses	—	—	(717)	(876)	(137)
Severance costs	—	—	(3,012)	(443)	(365)
Taxable equivalent adjustment to interest income	(167)	(137)	(183)	(109)	(125)
Income (loss) before taxes (GAAP)	$17,272	$18,715	$14,190	$(3,647)	$14,614

State Bank Financial Corporation
1Q16 Financial Supplement: Table 7 (continued)
Condensed Operating Results to GAAP Earnings Reconciliation (1)
Quarterly (Unaudited)

(dollars in thousands, except per share amounts; taxable equivalent)	1Q16	4Q15	3Q15	2Q15	1Q15
Operating income tax reconciliation
Operating income tax expense	$6,601	$6,731	$6,696	$4,620	$5,729
Loss share termination tax benefit	—	—	—	(5,627)	—
Merger-related expenses tax benefit	—	—	(277)	(339)	(53)
Severance costs tax benefit	—	—	(1,165)	(171)	(141)
Taxable equivalent adjustment to interest income	(167)	(137)	(183)	(109)	(125)
Income tax expense (GAAP)	$6,434	$6,594	$5,071	$(1,626)	$5,410

Operating income reconciliation
Operating income	$10,838	$12,121	$11,406	$7,709	$9,512
Loss share termination, net of tax benefit	—	—	—	(8,921)	—
Merger-related expenses, net of tax benefit	—	—	(440)	(537)	(84)
Severance costs, net of tax benefit	—	—	(1,847)	(272)	(224)
Net income (GAAP)	$10,838	$12,121	$9,119	$(2,021)	$9,204

Book value per common share reconciliation
Tangible book value per common share	$13.49	$13.22	$13.78	$13.51	$13.70
Effect of goodwill and other intangibles	1.24	1.25	1.10	1.11	1.11
Book value per common share (GAAP)	$14.73	$14.47	$14.88	$14.62	$14.81

Average equity to average assets reconciliation
Average tangible equity to average tangible assets	14.47%	14.40%	14.82%	14.81%	14.77%
Effect of average goodwill and other intangibles	1.13	1.07	1.01	1.03	1.03
Average equity to average assets (GAAP)	15.60%	15.47%	15.83%	15.84%	15.80%

Basic operating income per share reconciliation
Basic operating income per share	$.29	$.33	$.32	$.22	$.28
Effect of non-operating items	—	—	(.06)	(.28)	(.01)
Basic net income (loss) per share (GAAP)	$.29	$.33	$.26	$(.06)	$.27

State Bank Financial Corporation
1Q16 Financial Supplement: Table 7 (continued)
Condensed Operating Results to GAAP Earnings Reconciliation (1)
Quarterly (Unaudited)

(dollars in thousands, except per share amounts; taxable equivalent)	1Q16	4Q15	3Q15	2Q15	1Q15
Diluted operating income per share reconciliation
Diluted operating income per share	$.29	$.33	$.31	$.21	$.27
Effect of non-operating items	—	—	(.06)	(.27)	(.01)
Diluted net income (loss) per share (GAAP)	$.29	$.33	$.25	$(.06)	$.26

Operating return on average assets reconciliation
Operating return on average assets	1.25%	1.39%	1.35%	.93%	1.16%
Effect of non-operating items	—%	—%	(.27)%	(1.17)%	(.04)%
Return on average assets (GAAP)	1.25%	1.39%	1.08%	(.24)%	1.12%

Operating return on average equity reconciliation
Operating return on average equity	8.04%	8.99%	8.55%	5.89%	7.34%
Effect of non-operating items	—%	—%	(1.72)%	(7.43)%	(.23)%
Return on average equity (GAAP)	8.04%	8.99%	6.83%	(1.54)%	7.11%

Efficiency ratio reconciliation
Operating efficiency ratio	62.55%	60.44%	61.66%	70.79%	61.61%
Effect of tax equivalent adjustment to interest income, loss share termination, merger-related expenses, and severance costs	.22%	.17	8.29	42.11	1.21
Efficiency ratio (GAAP)	62.77%	60.61%	69.95%	112.90%	62.82%

(1) Management evaluates the capital position and operating performance of State Bank Financial Corporation (the “Company”) by using certain financial measures not calculated in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”), including: interest income - taxable equivalent, net interest income - taxable equivalent, adjusted (amortization) accretion of FDIC receivable for loss share agreements, other noninterest income, total operating noninterest income, operating noninterest expense, operating income before taxes - taxable equivalent, operating income tax expense, operating income, tangible book value per common share, tangible average equity to average assets, basic operating earnings per share, diluted operating earnings per share, operating return on average assets, operating return on average equity, operating efficiency ratio and average tangible equity to average tangible assets. The Company has included these non-GAAP financial measures in this press release for the applicable periods presented. Management believes that the presentation of these non-GAAP financial measures (a) provides important supplemental information that contributes to a proper understanding of the Company’s operating performance, (b) enables a more complete understanding of factors and trends affecting the Company’s business, and (c) allows investors to evaluate the Company’s performance in a manner similar to management, the financial services industry, bank stock analysts, and bank regulators. Management uses non-GAAP measures as follows: preparation of the Company’s operating budgets, monthly financial performance reporting, and presentation to investors of Company performance.
Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the accompanying table. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. These non-GAAP financial measures should not be considered as substitutes for GAAP financial measures, and the Company strongly encourages investors to review the GAAP financial measures included in this press release and not to place undue reliance upon any single financial measure. In addition, because non-GAAP financial measures are not standardized, it may not be possible to compare the non-GAAP financial measures presented in this press release with other companies’ non-GAAP financial measures having the same or similar names.